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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

AFFYMAX, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
00826A 1G 9
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		109,213

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		109,213

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	109,213

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures II-QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		989,697

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		989,697

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	989,697

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	5	SOLE VOTING POWER

NUMBER OF		348,491

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		348,491

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	348,491

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM Asset Management Investors 2001 LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		20,548

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	20,548

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM Asset Management II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,447,401*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

1,447,401*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,447,401*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
* The shares are held as follows: 989,697 by MPM BioVentures II-QP, L.P. (“BV II QP”), 109,213 by MPM BioVentures II, L.P. (“BV II“) and 348,491 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”). The Reporting Person is the direct general partner of BV II QP, BV II and BV KG.

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM Asset Management II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,447,401*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

1,447,401*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,447,401*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
* The shares are held as follows: 989,697 by MPM BioVentures II-QP, L.P. (“BV II QP”), 109,213 by MPM BioVentures II, L.P. (“BV II“) and 348,491 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”). The Reporting Person is the indirect general partner of BV II QP, BV II and BV KG.

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures Strategic Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		132,520

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		132,520

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	132,520

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		132,520*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		132,520*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	132,520*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* The shares are held by MPM BioVentures Strategic Fund, L.P. (“MPM SF”). The Reporting Person is the direct general partner of MPM SF.

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		132,520*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		132,520*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	132,520*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* The shares are held by MPM BioVentures Strategic Fund, L.P. (“MPM SF“). The Reporting Person is the indirect general partner of MPM SF.

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Ansbert Gadicke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,469*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

1,600,469*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,600,469*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
* The shares are held as follows: 989,697 by MPM BioVentures II-QP, L.P. (“BV II QP”), 109,213 by MPM BioVentures II, L.P. (“BV II”), 20,548 by MPM Asset Management Investors 2001 LLC (“AM 2001”), 348,491 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”) and 132,520 by MPM BioVentures Strategic Fund, L.P. (“MPM SF”). MPM Asset Management II, L.P. and MPM Asset Management II LLC (“AM II LLC ”) are the direct and indirect general partners of BV II QP, BV II and BV KG. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of MPM SF. The Reporting Person is a member of AM II LLC, AM 2001 and BV III LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Luke Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,469*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,600,469*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,469*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 989,697 by MPM BioVentures II-QP, L.P. (“BV II QP”), 109,213 by MPM BioVentures II, L.P. (“BV II”), 20,548 by MPM Asset Management Investors 2001 LLC (“AM 2001”), 348,491 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”) and 132,520 by MPM BioVentures Strategic Fund, L.P. (“MPM SF”). MPM Asset Management II, L.P. and MPM Asset Management II LLC (“AM II LLC ”) are the direct and indirect general partners of BV II QP, BV II and BV KG. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of MPM SF. The Reporting Person is a member of AM II LLC, AM 2001 and BV III LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Galakatos

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		4,999*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,469**

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,999*

WITH:	8	SHARED DISPOSITIVE POWER

1,600,469**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,605,468* **

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
* Includes 4,999 shares issuable upon exercise of options within 60 days of December 31, 2007.
** The shares are held as follows: 989,697 by MPM BioVentures II-QP, L.P. (“BV II QP”), 109,213 by MPM BioVentures II, L.P. (“BV II”), 20,548 by MPM Asset Management Investors 2001 LLC (“AM 2001”), 348,491 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”) and 132,520 by MPM BioVentures Strategic Fund, L.P. (“MPM SF”). MPM Asset Management II, L.P. and MPM Asset Management II LLC (“AM II LL C”) are the direct and indirect general partners of BV II QP, BV II and BV KG. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of MPM SF. The Reporting Person is a member of AM II LLC, AM 2001 and BV III LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Michael Steinmetz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,469*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,600,469*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,469*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 989,697 by MPM BioVentures II-QP, L.P. (“BV II QP”), 109,213 by MPM BioVentures II, L.P. (“BV II”), 20,548 by MPM Asset Management Investors 2001 LLC (“AM 2001”), 348,491 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”) and 132,520 by MPM BioVentures Strategic Fund, L.P. (“MPM SF”). MPM Asset Management II, L.P. and MPM Asset Management II LLC (“AM II LLC ”) are the direct and indirect general partners of BV II QP, BV II and BV KG. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of MPM SF. The Reporting Person is a member of AM II LLC, AM 2001 and BV III LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	00826A 1G 9

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Kurt Wheeler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,469*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,600,469*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,469*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 989,697 by MPM BioVentures II-QP, L.P. (“BV II QP”), 109,213 by MPM BioVentures II, L.P. (“BV II”), 20,548 by MPM Asset Management Investors 2001 LLC (“AM 2001”), 348,491 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”) and 132,520 by MPM BioVentures Strategic Fund, L.P. (“MPM SF”). MPM Asset Management II, L.P. and MPM Asset Management II LLC (“AM II LLC ”) are the direct and indirect general partners of BV II QP, BV II and BV KG. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of MPM SF. The Reporting Person is a member of AM II LLC, AM 2001 and BV III LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Item 1.
(a)	Name of Issuer

Affymax, Inc.

(b)	Address of Issuer’s Principal Executive Offices

4001 Miranda Avenue Palo Alto, CA 94304
Item 2.
(a)	Name of Person Filing
MPM BioVentures II, LP
MPM BioVentures II-QP, L.P.
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG
MPM Asset Management Investors 2001 LLC
MPM BioVentures Strategic Fund, L.P.
MPM Asset Management II, L.P.
MPM Asset Management II LLC
MPM BioVentures III GP, L.P.
MPM BioVentures III LLC
Ansbert Gadicke
Luke Evnin
Nicholas Galakatos
Michael Steinmetz
Kurt Wheeler

(b)	Address of Principal Business Office or, if none, Residence
c/o MPM Capital L.P. The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116
(c)	Citizenship
All entities were organized in Delaware, except MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG which was organized in Germany. The individuals are United States citizens.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
00826A 1G 9

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4. Ownership
(a)	Amount Beneficially Owned:

MPM BioVentures II, LP	109,213
MPM BioVentures II-QP, L.P.	989,697
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	348,491
MPM Asset Management Investors 2001 LLC	20,548
MPM BioVentures Strategic Fund, L.P.	132,520
MPM Asset Management II, L.P.	1,447,401	(1)
MPM Asset Management II LLC	1,447,401	(1)
MPM BioVentures III GP, L.P.	132,520	(2)
MPM BioVentures III LLC	132,520	(2)
Ansbert Gadicke	1,600,469	(3)
Luke Evnin	1,600,469	(3)
Nicholas Galakatos	1,605,468	(3)(4)
Michael Steinmetz	1,600,469	(3)
Kurt Wheeler	1,600,469	(3)
Percent of Class:

MPM BioVentures II, LP	0.7%
MPM BioVentures II-QP, L.P.	6.6%
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	2.3%
MPM Asset Management Investors 2001 LLC	0.1%
MPM BioVentures Strategic Fund, L.P.	0.9%
MPM Asset Management II, L.P.	9.6%
MPM Asset Management II LLC	9.6%
MPM BioVentures III GP, L.P.	0.9%
MPM BioVentures III LLC	0.9%
Ansbert Gadicke	10.6%
Luke Evnin	10.6%
Nicholas Galakatos	10.6%
Michael Steinmetz	10.6%
Kurt Wheeler	10.6%
(b)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

MPM BioVentures II, LP	109,213
MPM BioVentures II-QP, L.P.	989,697
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	348,491
MPM Asset Management Investors 2001 LLC	20,548
MPM BioVentures Strategic Fund, L.P.	132,520
MPM Asset Management II, L.P.	0

MPM Asset Management II LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	4,999	(4)
Michael Steinmetz	0
Kurt Wheeler	0
(ii)	Shared power to vote or to direct the vote

MPM BioVentures II, LP	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2001 LLC	0
MPM BioVentures Strategic Fund L.P.	0
MPM Asset Management II, L.P.	1,447,401	(1)
MPM Asset Management II LLC	1,447,401	(1)
MPM BioVentures III GP, L.P.	132,520	(2)
MPM BioVentures III LLC	132,520	(2)
Ansbert Gadicke	1,600,469	(3)
Luke Evnin	1,600,469	(3)
Nicholas Galakatos	1,600,469	(3)
Michael Steinmetz	1,600,469	(3)
Kurt Wheeler	1,600,469	(3)
(iii)	Sole power to dispose or to direct the disposition of

MPM BioVentures II, LP	109,213
MPM BioVentures II-QP, L.P.	989,697
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	348,491
MPM Asset Management Investors 2001 LLC	20,548
MPM BioVentures Strategic Fund, L.P.	132,520
MPM Asset Management II, L.P.	0
MPM Asset Management II LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	4,999	(4)
Michael Steinmetz	0
Kurt Wheeler	0

(iv)	Shared power to dispose or to direct the disposition of

MPM BioVentures II, LP	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2001 LLC	0
MPM BioVentures Strategic Fund L.P.	0
MPM Asset Management II, L.P.	1,447,401	(1)
MPM Asset Management II LLC	1,447,401	(1)
MPM BioVentures III GP, L.P.	132,520	(2)
MPM BioVentures III LLC	132,520	(2)
Ansbert Gadicke	1,600,469	(3)
Luke Evnin	1,600,469	(3)
Nicholas Galakatos	1,600,469	(3)
Michael Steinmetz	1,600,469	(3)
Kurt Wheeler	1,600,469	(3)

(1)	The shares are held as follows: 989,697 by MPM BioVentures II-QP, L.P. (“BV II QP”), 109,213 by MPM BioVentures II, L.P. (“BV II”) and 348,491 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”). MPM Asset Management II, L.P. and MPM Asset Management II LLC (“AM II LLC”) are the direct and indirect general partners of BV II QP, BV II and BV KG.

(2)	The shares are held by MPM BioVentures Strategic Fund, L.P. (“MPM SF”). MPM BioVentures III GP, L.P. and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of MPM SF.

(3)	The shares are held as follows: 989,697 by BV II QP, 109,213 by BV II, 20,548 by MPM Asset Management Investors 2001 LLC (“AM 2001”), 348,491 by BV KG and 132,520 by MPM SF. The Reporting Person is a member of AM II LLC, AM 2001 and BV III LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

(4)	Includes 4,999 shares issuable upon exercise of options within 60 days of December 31, 2007.
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Item 6. Ownership of More than Five Percent on Behalf of Another Person
          Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
          Not Applicable
Item 8. Identification and Classification of Members of the Group
          Not Applicable
Item 9. Notice of Dissolution of a Group
          Not Applicable
Item 10. Certification
          Not Applicable

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 11, 2008

MPM BIOVENTURES II, L.P.		MPM BIOVENTURES II-QP, L.P.

By:	MPM Asset Management II, L.P.,	By:	MPM Asset Management II, L.P.,
	its General Partner		its General Partner

By:	MPM Asset Management II LLC, its General Partner	By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Investment Manager		Title: Investment Manager

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG		MPM ASSET MANAGEMENT INVESTORS 2001 LLC

By:	MPM Asset Management II LP, in its capacity as the Special Limited Partner	By:	/s/ Luke Evnin Name: Luke B. Evnin Title: Investment Manager

By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Investment Manager

MPM ASSET MANAGEMENT II LP		MPM ASSET MANAGEMENT II LLC

By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Investment Manager		Title: Investment Manager

MPM BIOVENTURES STRATEGIC FUND, L.P.		MPM BIOVENTURES III GP, L.P.

By:	MPM BioVentures III GP, L.P., its General Partner	By:	MPM BioVentures III LLC, its General Partner

By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III LLC

By:	/s/ Luke Evnin	By:	/s/ Ansbert Gadicke

	Name: Luke Evnin		Name: Ansbert Gadicke
Title: Series A Member

By:	/s/ Luke Evnin	By:	/s/ Nicholas Galakatos

	Name: Luke B. Evnin		Name: Nicholas Galakatos

By:	/s/ Michael Steinmetz	By:	/s/ Kurt Wheeler

	Name: Michael Steinmetz		Name: Kurt Wheeler
EXHIBITS
A: Joint Filing Agreement

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Affymax, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 11th day of February, 2008.

MPM BIOVENTURES II, L.P.		MPM BIOVENTURES II-QP, L.P.

By:	MPM Asset Management II, L.P., its General Partner	By:	MPM Asset Management II, L.P., its General Partner

By:	MPM Asset Management II LLC, its General Partner	By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Investment Manager		Title: Investment Manager

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG		MPM ASSET MANAGEMENT INVESTORS 2001 LLC

By:	MPM Asset Management II LP, in its capacity as the Special Limited Partner	By:	/s/ Luke Evnin Name: Luke B. Evnin Title: Investment Manager

By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin

Name: Luke B. Evnin
Title: Investment Manager

MPM ASSET MANAGEMENT II LP		MPM ASSET MANAGEMENT II LLC

By:	MPM Asset Management II
LLC, its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin Title: Investment Manager		Name: Luke B. Evnin Title: Investment Manager

MPM BIOVENTURES STRATEGIC FUND, L.P.		MPM BIOVENTURES III GP, L.P.

By:	MPM BioVentures III GP, L.P., its General Partner	By:	MPM BioVentures III LLC, its General Partner

By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke B. Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III LLC

By:	/s/ Luke Evnin	By:	/s/ Ansbert Gadicke

	Name: Luke Evnin		Name: Ansbert Gadicke
Title: Series A Member

By:	/s/ Luke Evnin	By:	/s/ Nicholas Galakatos

	Name: Luke B. Evnin		Name: Nicholas Galakatos

By:	/s/ Michael Steinmetz	By:	/s/ Kurt Wheeler

	Name: Michael Steinmetz		Name: Kurt Wheeler